October 12, 2005

Mail Stop 3561

Mr. Stephen R. Wright
Chief Executive Officer and Chief Financial Officer
Pro-Fac Cooperative, Inc.
350 Linden Oaks
P.O. Box 30682
Rochester, New York  14603-0682

	Re:	Pro-Fac Cooperative, Inc.
		Form 10-K for Fiscal Year Ended June 26, 2004
		Filed September 23, 2004
		File No. 0-20539

Dear Mr. Wright:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								George F. Ohsiek, Jr.
								Branch Chief